Exhibit (h)(5)

AMENDMENT TO THE

Services AGREEMENT

THIS AMENDMENT made as of August 1, 2021 (“Amendment”) to that certain Services Agreement dated as of December 14, 2017 (the “Agreement”), by and between HSBC Funds, a Delaware statutory Trust on behalf of the individual series listed on Schedule A to the Agreement (collectively, the “Client”) and Citi Fund Services Ohio, Inc. (“Service Provider” and, with the Client, referred to herein individually as “Party” and collectively as “Parties”). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Service Provider performs certain fund accounting and compliance services for the Client pursuant to the Agreement;

WHEREAS, the Parties wish to amend the Effective Date of Agreement;

WHEREAS, the Parties desire to amend the Fee Schedule of the Agreement in order to account for certain fee updates related to intraday money market fund fees and out-of-pocket expenses; and

WHEREAS, the Parties now wish to amend the Agreement pursuant to this Amendment to update the Fund names listed on Schedule A.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.	Amendment to the Effective Date.

The Effective Date of the Agreement is hereby amended to now read as August 1, 2021.

2.	Amendment to Schedule A (List of Funds).

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached to the end of this Amendment.

3.	Amendment to Fees (Exhibit A and Attachment 1 to Fee Letter, Fee Schedule)

Exhibit A, including Attachment 1 to Fee Letter, Fee Schedule, of the Agreement is hereby deleted in its entirety and replaced with the Exhibit A, including Attachment 1 to Fee Letter, Fee Schedule attached hereto.

4.	Representations and Warranties.

a)	Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

b)	The Client represents that it has provided this Amendment to the Board.

5.	Miscellaneous.

a)	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b)	Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

c)	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Remainder of page intentionally left blank. Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE HSBC FUNDS		Citi Fund Services Ohio, Inc.

By:	/s/ Stefano R Michelagnoli	By:	/s/ Dominic Crowe
Name:	Stefano R Michelagnoli	Name:	Dominic Crowe
Title:	Global Head of Client Operations	Title:	President
Date:	October 20, 2021	Date:	October 27, 2021

SCHEDULE A

List of Funds

HSBC Funds

1.	HSBC U.S. Government Money Market Fund
2.	HSBC U.S. Treasury Money Market Fund
3.	HSBC ESG Prime Money Market Fund
4.	HSBC Opportunity Fund
5.	HSBC Opportunity Fund (Class I)
6.	HSBC Opportunity Portfolio

Exhibit A

Fee Letter

To:	The HSBC Funds

Date:	August 1, 2021

Dear Stefano,

We are writing to confirm the following fees which relate to the Services to be provided under the Services Agreement (“Services Agreement”) dated December 14, 2017, as amended, between the Client(s) and the Services Provider. Capitalized terms used but not defined herein shall have the meaning given to them in the Services Agreement.

Each Client agrees to pay all fees, charges, and obligations incurred from time-to-time for any services pursuant to the Services Agreement as determined in accordance with the terms of the fee schedule attached hereto as Attachment 1 (the “Fee Schedule”), the Services Agreement, and as may otherwise be agreed in writing from time-to-time between the Parties.

This fee letter may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

By signing the acknowledgment below, you agree to this fee letter and the Fee Schedule. Please return a signed duplicate of this fee letter to Citi Fund Services Ohio, Inc., attention Troy Huliba, at 4400 Easton Commons, Suite 200, Columbus, OH 43219 and Legal Department, HSBC Global Asset Management (USA) Inc. at 452 Fifth Avenue, New York, NY 10018.

Sincerely,

Dominic Crowe
President, Citi Fund Services Ohio, Inc.

ACKNOWLEDGED AND AGREED TO:

By:	Stefano R. Michelagnoli

Title:	President, The HSBC Funds

Date:

The HSBC Funds

Attachment 1 to Fee Letter

Fee Schedule

Fund Accounting, Compliance Services, Regulatory Administration. The Client shall pay to Service Provider on the first business day of each month, or at such time as Service Provider shall request, fees for fund accounting, compliance and regulatory administration services provided under the Services Agreement as follows:

Fund Accounting

The Client shall pay an annual fee with respect to the Funds as follows:

Per Fund:

Master/Feeder Structure

HSBC Opportunity Portfolio	$40,000

Feeder Funds	$9,000

Non-Master/Feeder Structure

All other Non-Master/Feeder Funds	$35,000

Per Additional Class of any Fund (whether Master/Feeder Structure on Non-Master/Feeder Structure) $5,000

Intraday NAV	$10,000 Per Daily NAV Per Year

The HSBC ESG Prime Market Fund will have 3 Intraday NAVs, and thus will be charged $30,000 annually in addition to the base fee of $35,000

Security Pricing Fees

Asset Type	End of Day Price Monthly Fee ($)	Intraday Price Monthly Fee ($)
Equities	1.85	N/a
Asset Backed	15.55	20.00
General Bonds	11.65	20.00
Government Bonds	11.65	20.00
Complex Debt	20.90	N/a
Listed Derivatives	3.00	N/a
Simple OTCs	22.25	N/a
Mid Tier OTCs	72.05	N/a
Complex OTCs	313.85	N/a

The Intraday Price Monthly Fee will apply to any security held in a portfolio that requires three intraday price snaps.

The third and final price snap will be the price used for the calculation of the final NAV.

In the event the Fund’s pricing policies require a security to also be valued using End of Day Price in addition to the Intraday prices, both monthly rates would apply.

Notes

1.	Monthly rates reflected are based upon current primary pricing vendor selections.
2.	Each “Asset Type” can typically be expected to include the following security types:
●	Equities: Domestic Equity, Foreign Equity, Warrants
●	Asset Backed: ABS, MBS, CMO’s, CMBs
●	General Bonds: US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds
●	Government Bonds: Agency Debt, US Government Bonds, Money Market, Municipal Bonds
●	Complex Debt: Bank Loans
●	Listed Derivatives: Futures, options
●	Simple OTC: Interest Rate Swap; OTC Options; Currency Forwards; Currency Swap
●	Mid Tier OTC: Total Return Swap; Asset Swaps; Cross Currency Swaps; Credit Default Swaps
●	Complex OTC: Exotic Options; Volatility Swaps; CDOs; CLOs

Money Market Fund Reporting Fees

For the Money Market Fund Reporting Services, each Fund that is regulated as a money market fund pursuant to Rule 2a-7 of the Investment Company Act of 1940, as amended (each, a "Money Market Fund") shall pay $10,000 per year (billed monthly). The foregoing fees do not include out of pocket expenses or CPU, which shall be paid separately by the HSBC Funds. In addition, with respect to any document to be filed with the SEC, the applicable Money Market Fund shall be responsible for all expenses associated with causing such document to be converted into a format acceptable to the SEC (currently XML) prior to filing, as well as all associated filing and other fees and expenses.

FORM N-PORT

Tier	Description	Annual Fee (per Fund)
Tier 1	All Fund of Funds and Equity Funds holding < 50 securities	$11,500
Tier 2	Fixed Income Funds* holding 0-499 securities and Equity Funds holding 50-499 securities	$14,000
Tier 3	All Fixed Income and Equity Funds holding > 500 securities	$18,500

Sleeve Fee: An additional fee will apply per Sleeve		$1,000

HSBC Opportunity Fund, Class I (Feeder)		$5,000
HSBC Opportunity Fund (Feeder)		$5,000

*Fixed Income Funds are defined in accordance with applicable regulation stating Fixed Income Funds are those which hold 25% of total net assets in fixed income securities.

Note: Each Fund will be designated as a specific “tier” upon the commencement of the N-PORT filing service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

Compliance Services:

Annual Fee	$313,915.34

Regulatory Administration Fee:

Annual Fee	$115,000 per year

Additional Fees (annual per unit)

SOC-1 / SSAE 18 Charges (per Class)                    $125

Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.	Reimbursement of Expenses. Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services (upon reasonable request, not to occur too frequently, Service Provider shall provide invoices or other documentation evidencing such expenses), including, but not limited to:

(i)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Unitholders;
(ii)	The cost of obtaining security and issuer information;
(iii)	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;
(iv)	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;
(v)	All copy charges;
(vi)	Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;
(vii)	The cost of tax data services;
(viii)	Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and
(ix)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B.	Miscellaneous Service Fees and Charges. In addition to the amounts set forth above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)	System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;
(ii)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;
(iii)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;
(iv)	Expenses associated with Service Provider’s anti-fraud procedures as it pertains to new account review;
(v)	Check and payment processing fees; and
(vi)	Costs of rating agency services.